Enova Announces its 3rd Quarter Results, Removes Material Weakness Reporting Condition, Comments on Think and Tanfield, Cites Cost Reduction Strategy

TORRANCE, CA, November 13, 2008 – Enova Systems, (NYSE Alternext: ENA and AIM: ENV and ENVS), an early stage production company in an emerging industry and a leading developer of proprietary electric, hybrid and fuel cell digital power management systems, today released its 3rd Quarter results for the 2008 calendar year.

As reported in the second quarter of 2008, Enova’s largest customer, Tanfield, decreased their sales forecasts for the remainder of 2008 and the outlying years. In the third quarter of 2008, as part of larger plan to collect outstanding receivables, Enova reclaimed approximately $500,000 in inventory from Tanfield. This was done to assist Tanfield with their short term cash requirements, and not as a result of any quality issues with the product. This return is reported against sales for the third quarter of 2008. Enova and Tanfield continue to work together and Enova hopes to support Tanfield in their re-aligned growth strategy.

Also in the third quarter of 2008, Enova reserved for approximately $500,000 in receivables due from Think Global. These receivables are associated with intellectual property that Think agreed to purchase from Enova. Enova is currently seeking remuneration for these balances. Until this amount is collected, Enova considers Think to be utilizing its intellectual property in violation of the agreement. This reserve is reported as a component of Enova’s Selling, General and Administrative Expenses.

In the third quarter, Enova was pleased to announce that FAW’s Hybrid “City” buses with Enova’s pre-transmission hybrid drive systems had successfully completed field trials on passenger routes within the Olympic sector during the recent Beijing Olympics. These bussed had delivered a fuel economy increase of 38% and an emissions reduction of 30%, compared to traditional buses.

Enova continues to be active in the penetration of the School Bus market with IC Bus. In the third quarter, IC Bus finalized several sales incentive programs. Additionally, the IC School bus was recently approved for CARB Certification and IRS tax credits of approximately $12,000 per vehicle. The Enova powered IC Buses qualify for the Alternative Fuel Motor Vehicle Credit enacted by the Energy Policy Act of 2005. The models offered by IC Bus are the first and only school and commercial buses on the list

Also in the third quarter, Enova shipped new orders for hybrid diesel-electric and full-electric transit bus drive systems to Optare plc, the UK’s second largest manufacturer of buses with a range of innovative single and double deck bus offerings.

In the third quarter of 2008, Enova continued to strengthen its business operating systems.
Enova has determined that a material weakness reporting condition no longer exists in its inventory business process. Furthermore, in the third quarter, Enova has finalized our ISO 9001 and ISO 140001 initiatives and will expect to complete the associated audits and certifications in the next few months.

The company also acknowledges that costs continue to have a primary role in the slow realization of market share. The high cost of proprietary technology and hardware for our systems is because economies of production in specialized hybrid component parts, batteries and vehicle integration have not been achieved. We do believe this concern will alleviate as early adopters of Electric and hybrid Electric vehicles gain traction.

Additionally, Enova cites approximately $900,000 increase in Selling, General and Administration Expenses when comparing to the previous quarter. This increase is largely associated with the reserving of the Think receivable combined with costs associated with obtaining Enova’s ISO certification. Enova is actively implementing a companywide cost reduction strategy.

“With short term weakening sales and vehicle production, it is prudent that we exhaust all cost reduction opportunities. Enova will continue to evaluate customer opportunities, but will remain very aggressive in our cost-benefit analysis. We are also attempting to leverage the distribution channels and will likely initiate a strong retrofit sales strategy for our Post transmission system’’ said President and CEO Mike Staran.

On November 18th, Enova will webcast an investor update. Enova’s recently elected Chairman, Mr. John Wallace, along with Enova President and CEO Mike Staran and Enova CFO Jarett Fenton will address current and future activities within both the company and market. Participating in the forum as a special guest will be IC Bus’ Director of Marketing, David Hillman. The webcast will be available via the Enova Systems website at www.enovasystems.com.

About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.
1560 West 190th Street
Torrance, CA 90501
310-527-2800
Contact: Jarett Fenton CFO/Investor Relations

Additional Information:
This news release contains forward looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. These statements can be identified by the use of forward looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2007 and Enova’s quarterly report on Form 10-Q for the quarter ended September 30, 2008.